Exhibit 10.35

EXECUTIVE EMPLOYMENT AGREEMENT

        This Executive Employment Agreement (this “Agreement”) is by and between HealthTronics, Inc., a Georgia corporation (“Employer”), and Clayton H. Duncan, an individual (“Executive”), and shall be effective as of August 22, 2007 (the “Effective Date”).

Preliminary Statements

        Executive desires to be employed by Employer upon the terms and conditions stated herein, and Employer desires to employ Executive provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

        Employer and Executive have specifically determined that the terms of this Agreement are fair and reasonable.

Statement of Agreement

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.
Term; Termination; Prior Agreements

        Section 1.1. Term. Employer hereby hires Executive and Executive accepts such employment for an initial term of one year commencing on the Effective Date.

        Section 1.2. Termination Upon Expiration. The term of this Agreement shall automatically renew for successive one year periods immediately following the expiration of the initial one year term and each successive one-year term thereafter. Either Executive or Employer may provide the other party with written notice of non-renewal not less than 90 days prior to the expiration of the then current term, and, as long as neither Executive nor Employer terminates or gives notice of termination of this Agreement pursuant to the other terms and provisions contained herein, then this Agreement shall terminate automatically upon the expiration of the term during which notice of non-renewal is properly given pursuant to this Section. Neither the provision of written notice of non-renewal, nor the termination upon expiration of this Agreement following delivery of written notice of non-renewal, shall itself be deemed a termination of this Agreement by any party pursuant to any other Section of this Agreement.

        Section 1.3. Termination Upon Death or Permanent Disability. This Agreement shall be automatically terminated on the death of Executive or on the permanent disability of Executive if Executive is no longer able to perform in all material respects the usual and customary duties of Executive’s employment hereunder. For purposes hereof, any condition which in reasonable likelihood is expected to impair Executive’s ability to materially perform Executive’s duties hereunder for a period of three months or more shall be considered to be permanent.

        Section 1.4. Termination for Cause. If this Agreement has not been previously terminated, and no party has previously given notice of termination pursuant to Section 1.5, Section 1.6 or Section 1.7, then Employer may terminate this Agreement “for cause” if:

(a) In connection with the business of Employer, Executive is convicted of an offense constituting a felony or involving moral turpitude; or

(b) in a material and substantial way, (i) Executive (A) violates any written policy of Employer, (B) violates any provision of this Agreement, (C) fails to follow reasonable written instructions or directions from the Board of Directors of Employer (the “Board”), or any other person authorized by the Board to instruct or supervise Executive (for purposes of this Agreement, any such authorized person is referred to as an “Authorized Board Designee”), or (D) fails to use good-faith efforts to perform the services required pursuant to this Agreement; and (ii) Executive fails to materially cure such violation or failure within fifteen days after receiving written notice from the Board clearly specifying the act or circumstances that gave rise to such violation or failure.

        A notice of termination pursuant to this Section shall be in writing and shall state the alleged reason for termination. Executive, within not less than fifteen nor more than thirty days after such notice, shall be given the opportunity to appear before the Board, or a committee thereof, to rebut or dispute the alleged reason for termination. If the Board or committee determines, by a majority of the disinterested directors, after having given Executive the opportunity to rebut or dispute the allegations, that such reason is indeed valid, Employer may immediately terminate Executive’s employment under this Agreement for cause. Immediately upon giving the notice contemplated by this paragraph, Employer may elect, during the pendency of such inquiry, to relieve Executive of Executive’s regular duties.

        Section 1.5. Termination for Good Reason. Executive is entitled to terminate this Agreement for "good reason," with thirty days prior written notice, upon any of the following occurrences:

(a) Within two months following any Change of Control, Executive may terminate this Agreement, for any or no reason, provided that notice of termination cannot be given prior to the consummation of the Change of Control;

(b) Executive may terminate this Agreement if Executive’s base salary, as provided hereunder, is diminished;

(c) Executive may terminate this Agreement if Employer requires that Executive move to a city other than Austin;

(d) Executive may terminate this Agreement if the Board or any Authorized Board Designee materially and unreasonably interferes with Executive’s ability to fulfill Executive’s job duties; or

(e) Executive may terminate this Agreement if Executive is reassigned to a position with diminished responsibilities, or Executive’s job responsibilities are materially narrowed or diminished.

        Without limiting the provisions of Section 1.8 hereof, Executive agrees that Employer can relieve Executive of Executive’s duties hereunder prior to the end of the applicable notice period provided for in this Section, and in such event, Executive shall not thereafter be entitled to any of the benefits or salary described in Article III hereof. Furthermore, if the term of this Agreement expires upon notice of non-renewal given pursuant to Section 1.2 prior to the end of any notice period otherwise required under this Section, then the applicable notice period required under this Section does not apply and notice may be given at any time prior to such expiration.

        If Employer does not relieve Executive of Executive’s duties during any applicable notice period under this Section, and the applicable notice period extends beyond the expiration of the term of this Agreement pursuant to Section 1.2, then the terms and provisions of this Agreement shall govern Executive’s employment by Employer until the end of such notice period, and the term of this Agreement shall be deemed automatically extended until the end of such notice period.

        Section 1.6. Termination of Agreement by Employer Without Cause. Employer has the right to terminate this Agreement, other than “for cause,” on 30 days prior written notice. Any termination of this Agreement by Employer other than pursuant to the express terms of Section 1.2, Section 1.3 or Section 1.4 shall be deemed a termination pursuant to this Section, irrespective of whether the notice required under this Section is properly given.

        Section 1.7. Termination of Agreement by Executive Without Good Reason. Executive may terminate Executive’s employment, other than for “good reason,” upon 30 days prior written notice stating that this Agreement is terminated other than for “good reason”. Executive agrees that Employer can relieve Executive of Executive’s duties hereunder prior to the end of such 30 day notice period, and in such event, Executive shall not thereafter be entitled to any of the benefits or salary described in Article IIIhereof.

        Section 1.8. Executive’s Rights Upon Termination. Upon termination of this Agreement, Executive shall be entitled to the following:

(a) If this Agreement is terminated pursuant to Section 1.2, Section 1.3, Section 1.4, or Section 1.7 then Employer shall pay Executive or Executive’s representative, as the case may be, Executive’s then-current base salary (excluding any bonuses and non-cash benefits) through the effective date of termination (which, in the case of Section 1.7, shall follow any portion of the applicable notice period during which Executive has not been relieved of Executive’s duties hereunder), and Employer shall have no further obligations hereunder.

(b) If Employer terminates this Agreement without cause pursuant to Section 1.6 or otherwise, or Executive terminates this Agreement pursuant to Section 1.5, then, in addition to receiving Executive’s then current base salary through the effective date of termination, Executive (i) shall receive within 15 days of the effective date of termination a lump-sum payment equal to (A) 100% of Executive’s then-current annualized base salary, and (B) cash bonuses, if any, paid by Employer to Executive during the preceding twelve months, and (ii) shall be released from the provisions of Section 4.2, notwithstanding that the provisions of such Section would otherwise survive termination of this Agreement pursuant to Section 1.9. Executive and Employer agree that the effective date of any termination pursuant to Section 1.5 shall be the earlier of the end of the applicable notice period, if any, or the date on which Employer relieves Executive of Executive’s duties hereunder. Executive and Employer agree that the effective date of any termination pursuant to Section 1.6 hereof shall be only upon the expiration of the 30 day notice period described in Section 1.6, regardless of whether Employer earlier relieves Executive of Executive’s duties hereunder. As a condition to receiving the severance payments provided in this Section 1.8(b), Executive must execute a full release and waiver of all claims against Employer in a form reasonably acceptable to Employer (excluding claims for amounts required under this Agreement to be paid upon severance and existing indemnification obligations to Executive).

        Section 1.9. Survival. Any termination of this Agreement and Executive’s employment as a result thereof shall not release either Employer or Executive from their respective obligations to the date of termination nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement, including, without limitation, the provisions of Article IV. Furthermore, neither the termination of this Agreement nor the termination of Executive’s employment under this Agreement shall affect, limit or modify in any manner the existence or enforceability of any other written agreement between Executive and Employer, even if such other agreements provide employment related benefits to Executive.

        Section 1.10. Termination of Existing Agreements. Any previous employment agreement between Executive on the one hand and Employer or any of Employer’s Affiliates (as hereinafter defined) on the other hand is hereby terminated.

        Section 1.11. “Change of Control.” As used in this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(a) Any person, entity or “group” within the meaning of § 13(d) or 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board, but only if such event results in a change in Board composition such that the directors immediately preceding such event do not comprise a majority of the Board following such event;

(b) a merger, reorganization or consolidation whereby Employer’s equity holders existing immediately prior to such merger, reorganization or consolidation do not, immediately after consummation of such reorganization, merger or consolidation, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities entitled to vote generally in the election of directors, but only if such event results in a change in Board composition such that the directors immediately preceding such event do not comprise a majority of the board of directors of such surviving entity following such event;

(c) the sale of all or substantially all of Employer’s assets to an entity in which Employer, any subsidiary of Employer, or Employer’s equity holders existing immediately prior to such sale beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities entitled to vote generally in the election of directors, but only if such event results in a change in Board composition such that the directors immediately preceding such event do not comprise a majority of the board of directors of such acquiring entity following such event; or

(d) any change in the identity of directors constituting a majority of the Board within a twenty-four month period unless the change was approved by a majority of the Incumbent Directors, where “Incumbent Director” means a member of the Board at the beginning of the period in question, including any director who was not a member of the Board at the beginning of such period but was elected or nominated to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors.

        Section 1.12. Excise Tax Limitation.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other Employer plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless Executive shall have given prior written notice specifying a different order to Employer to effectuate the foregoing, Employer shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(b) The determination of whether the Payments shall be reduced to the Limited Payment Amount pursuant to this Agreement and the amount of such Limited Payment Amount shall be made, at Employer’s expense, by a reputable accounting firm selected by Executive and reasonably acceptable to Employer (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Employer and Executive within ten (10) days of the date of termination, if applicable, or such other time as specified by mutual agreement of Employer and Executive, and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to the Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payments. The Determination shall be binding, final and conclusive upon Employer and Executive.

ARTICLE II.
Duties of Executive

        Subject to the approvals by and the ultimate supervision of the Board and each Authorized Board Designee, Executive during the term hereof shall serve as Vice President of Development-Prostate Therapies and Large Partnerships. Subject to the control of the Board and any Authorized Board Designee, Executive shall have the responsibilities commensurate with Executive’s title and as otherwise provided in Employer’s bylaws and other governing documents.

        During the period of employment hereunder, Executive shall devote all of Executive’s working time, attention, energies and best efforts to the business of Employer for the profit, benefit and advantage of Employer, and shall perform such other services as shall be designated, from time to time, by the Board or any Authorized Board Designee. The foregoing shall not be construed as preventing Executive from making personal investments in such form or manner as will require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made; provided that it does not interfere with Executive’s duties hereunder. Further, the Executive may not during the period of employment hereunder invest Executive’s personal assets in business ventures that compete with Employer or Employer’s Affiliates. Executive shall use Executive’s best efforts to promote the interests of Employer and Employer’s Affiliates, and to preserve their goodwill with respect to their employees, customers, suppliers and other persons having business relations with Employer. Executive agrees to accept and hold all such offices and/or directorships with Employer and Employer’s Affiliates as to which Executive may, from time to time, be elected. For purposes of this Agreement, Employer’s subsidiaries, parent companies and other affiliates are collectively referred to as “Affiliates.”

ARTICLE III.
Salary; Expense Reimbursements

        Section 3.1. Salary. As compensation for Executive’s service under and during the term of this Agreement (or until terminated pursuant to the provisions hereof) Employer shall pay Executive a salary of $16,666.67 per calendar month (prorated for partial months), payable in accordance with the regular payroll practices of Employer, as in effect from time to time, which such salary may be increased from time to time by the Board or the Compensation Committee of the Board in its sole discretion. Such salary shall be subject to withholding for the prescribed federal income tax, social security and other items as required by law and for other items consistent with Employer’s policy with respect to health insurance and other benefit plans for similarly situated employees of Employer in which Executive may elect to participate.

        Section 3.2. Other Benefits. During the term of this Agreement, Executive also shall be entitled to the same amount of paid vacation per year as was available to Executive and other senior management executives of Employer under the policy of Employer in effect on the Effective Date. Executive will not be paid for unused vacation, and unused vacation cannot be carried forward to subsequent years. Without limiting the foregoing, Executive shall also receive such paid sick leave, insurance and other fringe benefits as are generally made available to other personnel of Employer in comparable positions, with comparable service credit and with comparable duties and responsibilities. Any benefits in excess of those granted other salaried employees of Employer shall be subject to the prior approval of the Board. Notwithstanding the foregoing, Executive shall be eligible for participation in Employer’s Stock Option Plan (if any), but all option grants thereunder shall be subject to the sole discretion of the Board.

        Section 3.3. Bonuses. For calendar year 2007, Executive will be eligible for an annual bonus equal to the Bonus Percentage (as defined below) multiplied by Executive’s annualized base salary for 2007, and pro-rated based on the number of days employed by Employer in 2007. For purposes of this Section 3.3, “Bonus Percentage” will mean an amount equal to (a) the percentage of base salary paid to senior management executives of Employer (other than the Chief Executive Officer) for 2007 under Employer’s annual non-equity incentive compensation program, multiplied by (b) 20%; provided, that the Bonus Percentage will not exceed 40%. For each calendar year thereafter, in the discretion of the Board, and without implying any obligation on Employer ever to award a bonus to Executive, Executive may from time to time be awarded a cash bonus or bonuses for services rendered to Employer during the term of Executive’s employment under this Agreement. If and to the extent a bonus is ever considered for Executive, it is expected that any such bonus will be based not only on Executive’s individual performance and Executive’s relative position and responsibilities with Employer, but also on the performance and profitability of the entire business of Employer.

        Section 3.4. IGRT Center Bonuses. For each of the calendar years 2007, 2008 and 2009, Executive will be entitled to receive an annual bonus equal to: (a) $5,000 for each Center (as defined below) with respect to which a letter of intent is entered into between Employer and the applicable physician practice group(s) during such calendar year (excluding Centers with respect to which a letter of intent was entered into prior to the Effective Date); plus (b) $15,000 for each Center with respect to which the related physician practice groups have consummated their practice group consolidation during such calendar year, provided that if there will be no practice group consolidation with respect to a particular Center, then an additional $7,500 amount will be paid as a result of meeting the requirement under (a) above with respect to such Center (excluding Centers with respect to which a letter of intent was entered into prior to the Effective Date) and an additional $7,500 amount will be paid as a result of meeting the requirement under (c) below with respect to such Center; plus (c) $10,000 for each Center opened during such calendar year. For purposes of this Section 3.4, “Center” will mean an image guided radiation therapy center that Employer has approved and with respect to which Employer enters into a letter of intent prior to December 31, 2009. For calendar years after 2009, the amount of any annual IGRT center bonuses will be determined in the discretion of the Board.

        Section 3.5. Stock Options. Subject to the approval of the Board, Employer shall grant Executive a stock option to acquire 35,000 shares of Employer’s common stock, no par value (“Shares”), under such terms and conditions as provided for under Employer’s 2004 Equity Incentive Plan (as amended, the “Plan”) and the stock option agreement governing such stock option. The exercise price per Share of such stock option shall be equal to the Fair Market Value (as defined in the Plan) on the date of grant. The Shares shall vest in four equal annual installments on each of the first four anniversaries of the date of grant.

        Section 3.6. Expenses. Employer shall reimburse all reasonable out-of-pocket travel and business expenses incurred by Executive in connection with the performance of Executive’s duties pursuant to this Agreement. Executive shall provide Employer with documentation of Executive’s expenses, in a form acceptable to Employer and which satisfies applicable federal income tax reporting and record keeping requirements.

        Section 3.7. Location of Employment. The parties acknowledge and agree that Executive’s employment duties hereunder are performable in Austin, Texas, subject to business travel commensurate with Executive’s duties hereunder and as otherwise requested by Employer.

ARTICLE IV.
Executive’s Restrictive Covenants

        Section 4.1. Confidentiality Agreement. Executive acknowledges that Executive will be exposed to confidential information and trade secrets (“Proprietary Information”) pertaining to, or arising from, the business of Employer and/or Employer’s Affiliates, that such Proprietary Information is unique and valuable and that Employer and/or Employer’s Affiliates would suffer irreparable injury if this information were divulged to those in competition with Employer or Employer’s Affiliates. Therefore, Executive agrees to keep in strict secrecy and confidence, both during and after the period of Executive’s employment, any and all information which Executive acquires, or to which Executive has access, during Executive’s employment by Employer, that has not been publicly disclosed by Employer or Employer’s Affiliates, that is not a matter of common knowledge by their respective competitors or that is not required to be disclosed through legal process. The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any inventions, processes, software, formulae, plans, devices, compilations of information, technical data, mailing lists, management strategies, business distribution methods, names of suppliers (of both goods and services) and customers, names of employees and terms of employment, arrangements entered into with suppliers and customers, including, but not limited to, proposed expansion plans of Employer, marketing and other business and pricing strategies, and trade secrets of Employer and/or Employer’s Affiliates.

        Except with prior approval of the Board or any Authorized Board Designee, Executive will not, either during or after Executive’s employment hereunder: (a) directly or indirectly disclose any Proprietary Information to any person except authorized personnel of Employer; nor, (b) use Proprietary Information in any manner other than in furtherance of the business of Employer. Upon termination of employment, whether voluntary or involuntary, within forty-eight hours of termination, Executive will deliver to Employer (without retaining copies thereof) all documents, records or other memorializations including copies of documents and any notes which Executive has prepared, that contain Proprietary Information or relate to Employer’s or Employer’s Affiliates’ business, all other tangible Proprietary Information in Executive’s possession or control, and all of Employer’s and the Affiliates’ credit cards, keys, equipment, vehicles, supplies and other materials that are in possession or under Executive’s control.

        Section 4.2. Nonsolicitation Agreement. During Executive’s employment hereunder and for a period of two years after Executive ceases to be employed by Employer, Executive shall not, directly or indirectly, for Executive’s own account or otherwise (i) solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by Employer or Employer’s Affiliates, any client, account or location of Employer or Employer’s Affiliates with which Executive has had any contact as a result of Executive’s employment hereunder; or (ii) solicit for employment or employ any employee or former employee of Employer or Employer’s Affiliates.

        Section 4.3. Noncompetition Agreement. In consideration of the substantial benefits that Executive is receiving under this Agreement and the Proprietary Information to be provided to Executive, Executive hereby agrees with Employer that Executive will not:

(a) During Executive’s employment hereunder and for a period of two years after Executive ceases to be employed by Employer (the “Non-Compete Termination Date”), directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor, or equity interest holder of, or lender to, any Person (as defined below) or business, engage in any Restricted Business (as defined below) anywhere in the United States.

(b) From the Effective Date until the Non-Compete Termination Date, directly or indirectly (i) induce any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or governmental body (each, a “Person”) that is a customer of Employer or any of its Affiliates to enter into any contract with or otherwise patronize any business directly or indirectly in competition with the business conducted by Employer or any of its Affiliates; (ii) canvass, solicit, or accept from any Person who is a customer of Employer, or any of its Affiliates, any business; or (iii) request or advise any Person who is a customer, vendor, or lessor of Employer, or any of its Affiliates, to withdraw, curtail, or cancel any such customer’s, vendor’s, or lessor’s business with Employer or any of its Affiliates.

(c) From the Effective Date until the Non-Compete Termination Date, directly or indirectly employ, or knowingly permit any Affiliate of Executive to employ, any Person whom Employer or any of its Affiliates employed within the prior six months.

(d) From the Effective Date until the Non-Compete Termination Date, directly or indirectly (i) solicit for employment or other similar relationship with Executive, any of Executive’s Affiliates or any other Person, any employee or then currently active independent contractor of Employer, or any of its Affiliates, or any Person who was an employee or then currently active independent contractor of Employer, or any of its Affiliates, within the six-month period immediately preceding such solicitation of employment, other than such Person (A) whose employment or independent contractor relationship was terminated by Employer or the applicable Employer Affiliate, or (B) who independently responded to a general solicitation for employment by Executive or Executive’s Affiliate; or (ii) induce, or attempt to induce, any employee or independent contractor of Employer, or any of its Affiliates, to terminate such employee’s employment or independent contractor’s active contractual relationship with Employer or the applicable Employer Affiliate.

(e) From the Effective Date until the Non-Compete Termination Date call on any Person that was operating a competitive business at any time during the period from the Effective Date to the Non-Compete Termination Date with the knowledge that such Person was operating a competitive business, for the purpose of acquiring, or arranging the acquisition of, that competitive business by any Person other than Employer, or any of its Affiliates (or preventing the acquisition of any competitive business by any Person other than Employer, or any of its Affiliates).

(f) Notwithstanding the foregoing, the beneficial ownership of less than 5% of any class of equity interests of a Person that are actively traded on a national securities exchange or over-the-counter market will not be deemed, in and of itself, to violate the prohibitions of this Section. Executive agrees and acknowledges that the restrictions in this Section are reasonable in scope and duration and are necessary to protect Employer and its Affiliates. If any provision of this Section, as applied to either party or to any circumstance, is adjudged by a judicial authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the same will in no way affect any other circumstance or the enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held not to be enforceable in accordance with its terms because of the duration of such provision, the area covered thereby, or the scope of the activities covered, the parties agree that the judicial authority, arbitrator, or mediator making such determination will have the power to reduce the duration, area, and/or scope of activities of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable in accordance with its terms and will be enforced. The parties agree and acknowledge that the violation of any provision of this Section will cause irreparable damage to Employer and its Affiliates and upon violation of any provision of this Section, Employer and its Affiliates will be entitled to injunctive relief, specific performance, or other equitable relief without bond or other security; provided, however, that the foregoing remedies will in no way limit any other remedies that Employer or any of its Affiliates may have. Employer may, without notifying Executive, notify any subsequent employer of Executive of Executive’s rights and obligations under this Section.

        As used in this Agreement, the term “Restricted Business” means the business engaged in by Employer as of the date Executive ceases to be employed by Employer.

        Section 4.4. Remedies. Executive understands and acknowledges damages at law alone will be an insufficient remedy for Employer and Employer will suffer irreparable injury if Executive violates the terms of this Agreement. Accordingly, Employer, upon application to a court of competent jurisdiction, shall be entitled to injunctive relief to enforce the provisions of this Agreement in the event of any breach, or threatened breach, of its terms. Executive hereby waives any requirement that Employer post bond or other security prior to obtaining such injunctive relief. Injunctive relief may be sought in addition to any other available rights or remedies at law. Employer shall additionally be entitled to reasonable attorneys’ fees incurred in enforcing the provisions of this Agreement.

ARTICLE V.
Miscellaneous

        Section 5.1. Assignment. No party to this Agreement may assign this Agreement or any or all of its rights or obligations hereunder without first obtaining the written consent of all other parties hereto. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall not be deemed to confer upon any person not a party to this Agreement any rights or remedies hereunder. The provisions of this Section do not preclude the sale, transfer or assignment of the ownership interests of any entity that is a party to this Agreement, although such a sale, transfer or assignment may be expressly prohibited or conditioned pursuant to other provisions of this Agreement.

        Section 5.2. Amendments. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

        Section 5.3. Waiver of Provisions; Remedies Cumulative. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, privilege or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

        Section 5.4. Further Assurances. At and from time to time after the Effective Date, each party shall, at the request of another party hereto, but without further consideration, execute and deliver such other instruments and take such other actions as the requesting party may reasonably request in order to more effectively evidence or consummate the transactions or activities contemplated hereunder.

        Section 5.5. Entire Agreement. This Agreement and the agreements contemplated hereby or executed in connection herewith (a) constitute the entire agreement of the parties hereto regarding the subject matter hereof, and (b) supersede all prior employment agreements, both written and oral, among the parties hereto, or any of them.

        Section 5.6. Severability; Illegality. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that any provision hereof may be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision that (a) preserves the underlying economic and financial arrangements between the parties hereto without substantial economic detriment to any particular party and (b) is as similar in effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. No party to this Agreement shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section.

        Section 5.7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

        Section 5.8. Language Construction. This Agreement shall be construed, in all cases, according to its fair meaning, and without regard to the identity of the Person who drafted the various provisions contained herein. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof. As used in this Agreement, “day” or “days” refers to calendar days unless otherwise expressly stated in each instance. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural. Use of the words “herein”, “hereof”, “hereto”, “hereunder” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise expressly noted.

        Section 5.9. Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (a) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to Employer: If to Executive:	HealthTronics, Inc.
 1301 Capital of Texas Hwy, Suite B-200
 Austin, TX 78746
 Attention: President and Chief Executive Officer
 Facsimile Transmission: (512) 314-4503

 Clayton H. Duncan
 ________________________________
 ________________________________
 Facsimile Transmission: ______________

        Section 5.10. CHOICE OF FORUM; ATTORNEYS’ FEES. THE PARTIES HERETO AGREE THAT THIS AGREEMENT IS PERFORMABLE IN WHOLE AND IN PART IN TRAVIS COUNTY, TEXAS, AND SHOULD ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT BE INSTITUTED BY ANY PARTY HERETO (OTHER THAN A SUIT, ACTION OR PROCEEDING TO ENFORCE OR REALIZE UPON ANY FINAL COURT JUDGMENT ARISING OUT OF THIS AGREEMENT), SUCH SUIT, ACTION OR PROCEEDING SHALL BE INSTITUTED ONLY IN A STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS. EACH OF THE PARTIES HERETO CONSENTS TO THE IN PERSONAM JURISDICTION OF ANY STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS AND WAIVES ANY OBJECTION TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO RECOGNIZE THAT COURTS OUTSIDE TRAVIS COUNTY, TEXAS MAY ALSO HAVE JURISDICTION OVER SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT, AND IN THE EVENT THAT ANY PARTY HERETO SHALL INSTITUTE A PROCEEDING INVOLVING THIS AGREEMENT IN A JURISDICTION OUTSIDE TRAVIS COUNTY, TEXAS, THE PARTY INSTITUTING SUCH PROCEEDING SHALL INDEMNIFY ANY OTHER PARTY HERETO FOR ANY LOSSES AND EXPENSES THAT MAY RESULT FROM THE BREACH OF THE FOREGOING COVENANT TO INSTITUTE SUCH PROCEEDING ONLY IN A STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS, INCLUDING WITHOUT LIMITATION ANY ADDITIONAL EXPENSES INCURRED AS A RESULT OF LITIGATING IN ANOTHER JURISDICTION, SUCH AS REASONABLE FEES AND EXPENSES OF LOCAL COUNSEL AND TRAVEL AND LODGING EXPENSES FOR PARTIES, WITNESSES, EXPERTS AND SUPPORT PERSONNEL. THE PREVAILING PARTY IN ANY ACTION TO ENFORCE OR DEFEND RIGHTS UNDER THIS AGREEMENT SHALL BE ENTITLED TO RECOVER ITS COSTS AND REASONABLE ATTORNEYS’ FEES IN ADDITION TO ANY OTHER RELIEF GRANTED.

        Section 5.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

SIGNATURE PAGE TO
EXECUTIVE EMPLOYMENT AGREEMENT

        EXECUTED by Employer and Executive to be effective for all purposes as of the Effective Date provided above.

EMPLOYER: EXECUTIVE:	HEALTHTRONICS, INC. By: /s/ James S.B. Whittenburg James S.B. Whittenburg, President - Urology Services /s/ Clayton H. Duncan Clayton H. Duncan

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